EXHIBIT 23.3

Independent Auditors’ Consent

The Board of Directors and Stockholders

Plains Exploration & Production Company:

We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of 3TEC Energy Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Registration Statement (No. 333-103149) on Form S-4 of Plains Exploration & Production Company, incorporated by reference herein.

Our report refers to a change in the method of accounting for derivative instruments, effective January 1, 2001.

KPMG LLP

Houston, Texas

May 18, 2004